Exhibit 10.1

German American Bancorp, Inc.
Director Compensation Arrangements
Effective July 1, 2026

German American Bancorp, Inc. (the “Company”) compensates the non-employee members of its Board of Directors (the “Board”) for their service to the Company and the Company’s subsidiaries based on a twelve-month period commencing July 1 and ending on June 30 of the following year (the “Service Period”).

Following a recommendation made by the Board’s Governance/Nominating Committee, the Board has approved, for the services of each non-employee director during the Service Period, annual retainers consisting of (i) an equity grant of shares of the Company’s common stock having a market value not exceeding $55,000, and (ii) $45,000 in cash.

In the case of the Board’s lead independent director and committee chairs, supplemental annual cash retainers in the following amounts were also approved by the Board for the Service Period: (a) $23,000 to the Board’s lead independent director; (b) $13,500 to the Chair of the Board’s Audit Committee; (c) $8,000 to the Chair of the Board’s Governance/Nominating Committee; (d) $10,000 to the Chair of the Board’s Compensation/Human Resources Committee; and (e) $9,000 to the Chair of the Board’s Risk Committee. All cash retainers are deemed earned immediately upon receipt by a director, regardless of the number of meetings actually held or attended during the Service Period.

In addition, the Company will pay to each non-employee director an attendance fee of $1,200 for each Board committee meeting that he or she attends during the Service Period. Additionally, non-employee directors will be reimbursed for certain ordinary and necessary travel expenses incurred while attending regularly scheduled and special meetings of the Board and committees thereof, consistent with the Company’s Board Travel Reimbursement Policy.

The equity grant of common stock will be made on or prior to the July 1 commencement date of the Service Period. Such common stock, which will be issued pursuant to the Company’s then-effective Long-Term Equity Incentive Plan, will not be transferable prior to July 1 of the year following such grant, and will be fully forfeited were a director not to continue in service as a director of the Company through such date for any reason other than death, disability, or retirement (or, for any director whose term expires at the Company’s next annual meeting of shareholders, departure from the Board as a result of such director electing to not stand for a new term), and would be subject to a 50% forfeiture (for any reason other than disability) should a director fail to attend in person a certain percentage of meetings of the boards and committees on which he or she was a member during the Service Period, or fail to attend (other than by reason of disability, illness or bona fide emergency) the Company’s next Annual Meeting of Shareholders.

With respect to the payment of cash retainers and meeting attendance fees, a director may elect to have all or a portion of such amounts invested in the Company’s common stock through participation in the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Stock Purchase Plan”); provided, however, that any such election must be made during an open “trading window” (as such term is used in the Company’s Insider Trading Policy) and at a time not restricted by a merger, an acquisition or a share exchange offer being undertaken by the Company. Similarly, any previous election made by a director may not be changed unless requested during an open trading window and at a time for which a restricted period shall not be in effect. Pursuant to the Stock Purchase Plan, cash purchases may not be less than $100 per purchase and such purchases on behalf of any participant may not aggregate more than $20,000 per calendar month. Any purchases in a calendar month in excess of $20,000 will be deferred to the following month, without any interest accruing on such deferred amounts.